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                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549


                          --------------------------


                                   FORM 8-K

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date
         of Report (Date of earliest event reported) August 5, 1999
                                                     --------------
                                 Ventas, Inc.
                                 ------------
            (Exact name of registrant as specified in its charter)

           Delaware                      1-10989                 61-1055020
----------------------------           -----------           ------------------
(State or other jurisdiction           (Commission           (IRS Employer
of incorporation)                      File Number)        Identification No.)

4360 Brownsboro Road, Suite 115, Louisville, Kentucky             40207-1642
-------------------------------------------------------------------------------
     (Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code  (502) 357-9000
                                                    --------------

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Item 5. Other Events
--------------------

     On April 12, 1999, Ventas, Inc. ("Ventas" or the "Company") entered into a Second Standstill Agreement (the "Second Standstill Agreement") with Vencor, Inc. ("Vencor"), its principal tenant, pursuant to which each of the Company and Vencor agreed during a specified period of time (the "Standstill Period") not to pursue any claims against the other or any third party relating to the April 1998 reorganization of the Company or any claims relating to certain defaults under Vencor's lease agreements with the Company. On April 12, 1999, the Company and Vencor also entered into an agreement (the "Tolling Agreement") pursuant to which they agreed that any statutes of limitations or other time constraints in a bankruptcy proceeding that might be asserted by one party against the other would be extended or tolled from April 12, 1999 until a specified date or until the Second Standstill Agreement terminates due to Vencor's failure to make certain contemplated lease payments.

     On August 5, 1999, Ventas announced that it entered into an amendment to the Second Standstill Agreement which provides for the payment of July rent on a specified schedule. The schedule is $5 million on August 5, $5 million on August 13, $5.2 million on August 19 and approximately $3.7 million on August 31. These payments, totaling approximately $18.9 million, represent the full amount of rent due for July under the lease agreements. If Vencor fails to pay any installment of July rent in accordance with the specified schedule, the Company will be entitled to exercise its remedies under its lease agreements with Vencor with respect to the late payment of July rent, unless Vencor or its bank lenders pay the full amount of unpaid July rent within five days of such non-payment.

     The Amendment to the Second Standstill Agreement extends the Standstill Period. The Standstill Period will now terminate on the earliest to occur of September 3, 1999, any date that a voluntary or involuntary bankruptcy case is commenced by or against Vencor, Vencor's failure to make full lease payments for July 1999 under the specified schedule described above or certain other


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specified events. As provided in the Amendment to the Second Standstill
Agreement, the Company delivered to Vencor notice of non-payment of August rent. If Vencor or its bank lenders fail to pay the full amount of August rent on or prior to September 10, 1999, the Company will be entitled to terminate its lease agreements with Vencor.

     In addition, the Company and Vencor agreed to extend the Tolling Agreement until the earlier to occur of September 3, 1999 or the termination of the Standstill Period as a result of Vencor's failure to make the July lease payments in accordance with the specified schedule described above or certain other specified events.

     This Form 8-K includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding the Company's expected future financial position, results of operations, cash flows, financing plans, business strategy, expected lease income, plans and objectives of management for future operations and statements that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from the Company's expectations.

     Factors that may affect the plans or results of the Company include, without limitation, (i) the ability of Vencor to restructure its obligations so that it will have the financial strength and liquidity necessary to satisfy their obligations and duties under leases and other agreements with the Company,
(ii) the Company's success in implementing its business strategy, (iii) the nature and extend of future competition, (iv) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (v) increases in cost of borrowing for the Company, (vi) the ability of the Company's operators to


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deliver high quality care and to attract patients, (vii) the results of the ongoing investigation of the Company by the U.S. Department of Justice and other litigation affecting the Company, (viii) the Company's ability to acquire additional properties, (ix) changes in the general economic conditions and/or in the markets in which the Company may, from time to time, compete (x), the ability of the Company to pay down, refinance and/or restructure its indebtedness as it becomes due and (xi) the ability of the Company and Vencor and other third parties to replace, modify or upgrade computer systems in ways that adequately address the year 2000 issue. Many of such factors are beyond the control of the Company and its management.

     A copy of the Amendment to the Second Standstill Agreement and the Tolling Agreement and the press release issued by the Company on August 5, 1999 are included as exhibits to this filing and are incorporated herein by reference.


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Item 7. Financial Statements and Exhibits.

     (a)  Financial statements of businesses acquired.

        Not applicable.

     (b) Pro forma financial information.

        Not applicable.

     (c)  Exhibits:

      10.1 Amendment Number 6 to the Second Standstill Agreement dated April 12, 1999 and Amendment Number 5 to the Tolling Agreement dated April 12, 1999.

      99.1 Press Release dated August 5, 1999.


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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       VENTAS, INC.
                                       (Registrant)



Date: August 12, 1999                     By: /s/ T. Richard Riney
                                          ------------------------------
                                          Name:   T. Richard Riney
                                          Title:  Executive Vice President and
                                                  General Counsel


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                                 EXHIBIT INDEX


     10.1 Amendment Number 6 to the Second Standstill Agreement dated April 12, 1999 and Amendment Number 5 to the Tolling Agreement dated April 12, 1999.

     99.1  Press Release dated August 5, 1999.


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